Exhibit 99.1
For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
Katie Manzel
Investor Relations Officer
312-564-6818
kmanzel@theprivatebank.com
For Immediate Release
PrivateBancorp, Inc. Announces Pricing of Underwritten Public Offering of Common Stock
Gross Proceeds of $175,000,000 with Additional GTCR Golder Rauner Investment
CHICAGO, October 28, 2009 — PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it priced its underwritten public offering of common stock at a public offering price of $8.50 per share, for gross offering proceeds of approximately $164.3 million. Of that amount, approximately $35.3 million is being purchased by certain funds managed by GTCR Golder Rauner II, L.L.C.
In addition, GTCR and the Company have agreed that, pursuant to the Preemptive and Registration Rights Agreement to which they are party, GTCR is entitled to, and will, purchase approximately $10.7 million of non-voting common stock of the Company through an exercise of preemptive rights (based on the aggregate public offering amount less the amount being purchased by GTCR in the public offering and assuming no exercise by the underwriters of their option to purchase additional shares). The purchase price of the non-voting common stock, which converts into the Company’s common stock on a one-for-one basis, will be $8.075 per share, which equals the public offering price less the underwriting discount per share. The public offering and the sale of the non-voting common stock are expected to close on November 2, 2009.
The Company also granted the underwriters a 30-day over-allotment option to purchase an additional 2.9 million shares of common stock. The shares in the offering are being issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-150767). The net proceeds from the offering, as well as from the sale of non-voting common stock, will qualify as tangible common equity and Tier 1 capital and will be used to further capitalize the Company’s banks in order to support continued growth and for working capital and other general corporate purposes, including possible FDIC-assisted acquisition transactions subject to satisfying eligibility requirements to participate in such transactions. In addition, upon completion of the offering, the Company will be eligible to request that the U.S. Department of the Treasury reduce the number of shares of common stock issuable upon exercise of the warrant held by the U.S. Treasury by 50 percent to 645,013 shares.

J.P. Morgan Securities Inc. is the sole book-running manager for the offering. SunTrust Robinson Humphrey, Inc. is lead manager. Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C., and Keefe, Bruyette & Woods, Inc. are co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of the prospectus supplement and the related prospectus. Copies of the prospectus supplement and related prospectus with respect to this offering may be obtained from J.P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, (631) 254-1735.
About PrivateBancorp, Inc.
PrivateBancorp, Inc. is a growing diversified financial services company with 34 offices in 10 states and $12.1 billion in assets as of September 30, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.
Forward-Looking Statements
Statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could affect our expectations concerning the offering, including without limitation the application of the net proceeds from the offering and the sale of non-voting common stock, or which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, continued deterioration of general economic and business conditions, including the real estate and financial markets, in the U.S. and in our markets; further deterioration in asset quality, including transactions extended directly for commercial real estate property investment, and to investors in real estate projects; difficult commercial real estate market conditions and collateral values and absorption of projects available for lease remaining soft; the effect of continuing weak economic conditions on industry segments, in addition to commercial real estate, causing an increase in under-performing and non-performing loans; changes in legal or regulatory requirements or the results of regulatory examinations that could adversely impact our business and financial condition or restrict growth, including our ability to pursue FDIC-assisted transactions; additional adverse developments in our loan or investment portfolios; any need to continue to further increase our allowance for loan losses; unforeseen difficulties, higher than expected costs and the inability to manage operational risks associated with the continued execution of our Strategic Growth Plan; and the risks and other factors disclosed in the Company’s public filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.